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Exhibit 10.11

PINNACLE GAS RESOURCES, INC. AMENDED AND RESTATED
STOCK INCENTIVE PLAN

RESTRICTED STOCK GRANT AGREEMENT

        This Restricted Stock Grant Agreement (this "Agreement") is made and entered into effective as of the 11thday of April, 2006 (the "Grant Date"), by and between Pinnacle Gas Resources, Inc., a Delaware corporation (together with any subsidiaries, the "Company"), and                        , an individual resident of the State of                         ("Participant").

RECITALS:

        WHEREAS, Participant is a director of the Company and the Company desires to grant to Participant restricted shares of common stock, par value $0.01 per share, of the Company ("Common Stock") under and pursuant to the Pinnacle Gas Resources, Inc. Amended and Restated Stock Incentive Plan (the "Plan"); and

        WHEREAS, Participant and the Company now desire to set forth their mutual understanding and agreement with respect to the matters set forth herein;

        NOW, THEREFORE, in consideration of the premises and mutual covenants and agreements set forth in this Agreement, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

Participant:
Social Security Number:
Address:

Total Restricted Shares:
Restricted Period:

        1.    Grant of Restricted Shares.    To carry out the purposes of the Plan, and subject to the conditions described in this Agreement and the Plan, the Company hereby grants to Participant all rights, title and interest in the record and beneficial ownership of four thousand five hundred forty five (4545) shares of Common Stock (the "Restricted Shares"). The grant of such Restricted Shares shall be effective as of the Grant Date. All capitalized terms not otherwise defined herein shall have the meanings set forth in the Plan. The Plan and this Agreement shall be administered by the Committee, meaning the Board of Directors of the Company (the "Board"), unless and until a committee of one or more members of the Board is appointed by the Board in accordance with the Plan (the "Committee").

        2.    Issuance and Transferability.    The Restricted Shares may be evidenced in such a manner as the Committee shall deem appropriate. Any certificates representing the Restricted Shares granted hereunder shall be issued in the name of the Participant pursuant to the terms of the Plan as of the Grant Date and shall be marked with the following legend:

  "The shares represented by this certificate have been issued pursuant to the terms of the Pinnacle Gas Resources, Inc. Amended and Restated Stock Incentive Plan (the "Plan") and may not be sold, pledged, transferred, assigned or otherwise encumbered in any manner except as is set forth in the terms of the Plan and the Restricted Stock Grant Agreement, effective April 11, 2006, governing such shares."

Until the restrictions on such Restricted Shares lapse, the certificate(s) evidencing such Restricted Shares shall be left on deposit with the Company, along with a stock power endorsed in blank, and shall not be transferable except by will or the laws of descent and distribution or pursuant to a beneficiary designation. No right or benefit hereunder shall in any manner be liable for or subject to any debts, contracts, liabilities, or torts of Participant. Any purported assignment, alienation, pledge, attachment, sale, transfer or other encumbrance of the Restricted Shares, prior to the lapse of the restrictions on such Restricted Shares, that does not satisfy the requirements hereunder shall be void and unenforceable against the Company.

        3.    Vesting/Forfeiture.    Participant shall vest in his rights under the Restricted Shares and any accumulated dividends described in Paragraph 4 hereof, and the Company's right to reclaim such shares or dividends shall lapse, with respect to 33%, 33% and 34% of the Restricted Shares on the first, second and third anniversaries, respectively, of the Grant Date (the "Vesting Dates"), provided that Participant remains in Continuous Service with the Company from the Grant Date to such Vesting Dates. Unless otherwise determined by the Committee, Participant shall immediately forfeit all rights to any unvested portion of the Restricted Shares upon termination of the Participant's Continuous Service with the Company for any reason. Notwithstanding anything in the Plan or in this Agreement to the contrary, in the event of (a) a serious breach of conduct by Participant (including, without limitation, any conduct prejudicial to or in conflict with the Company) or (b) a termination of Participant's Continuous Service for cause pursuant to the Company's Second Amended and Restated Certificate of Incorporation, as amended from time to time, the Committee may, if such conduct or termination occurs within one year following any Vesting Date, require Participant, with respect to only the formerly Restricted Shares vesting on such Vesting Date, (i) to forfeit and return to the Company any such formerly Restricted Shares that are still held by Participant and (ii) if such formerly Restricted Shares have been sold or transferred by Participant, to pay over to the Company any proceeds from any such sale or transfer of such formerly Restricted Shares. Such forfeiture or payment obligation shall be effective as of the date specified by the Committee. The Committee may provide for an offset of any future payments owed by the Company to Participant if necessary to satisfy the payment obligation. The determination of whether Participant has engaged in a serious breach of conduct shall be determined by the Committee in good faith and in its sole discretion.

        4.    Ownership Rights/Dividends.    Participant shall be entitled to all voting rights applicable to the Restricted Shares. Any cash dividends that may be paid with respect to the Restricted Shares after the Grant Date shall be accumulated and held by the Company until such time as Participant shall vest in the Restricted Shares as described in paragraph 3 above. Upon the vesting of any portion of the Restricted Shares, Participant shall receive a cash payment equal to the dividends paid with respect to such Restricted Shares within ten (10) days after the applicable Vesting Date. All accumulated dividends attributable to any Restricted Shares shall be forfeited if and to the extent that the underlying Restricted Shares are forfeited.

        5.    No Right To Continuous Service.    Nothing contained in this Agreement or under the Plan shall confer upon any Participant any right with respect to the continuation of service with the Company, or interfere in any way with the right of the Company to terminate his or her Continuous Service at any time. Nothing contained in the Plan shall confer upon any Participant or other person any claim or right to any Award under the Plan.

        6.    Withholding of Taxes.    The Company shall have the right to take any action as may be necessary or appropriate to satisfy any federal, state or local tax withholding obligations. Participant agrees that, if Participant makes an election under Section 83(b) of the Code with regard to the Restricted Shares, Participant will so notify the Company in writing within two (2) days after making such election, so as to enable the Company to timely comply with any applicable governmental reporting requirements.

        7.    Reorganization of the Company.    The existence of this Agreement shall not affect in any way the right or power of the Company or its stockholders to make or authorize any or all adjustments, recapitalizations, reorganizations or other changes in the Company's capital structure or its business; any merger or consolidation of the Company; any issuance of bonds, debentures, preferred or prior preference stock ahead of or affecting the Common Stock or the rights thereof; the dissolution or liquidation of the Company; any sale or transfer of all or any part of its assets or business; or any other corporate act or proceeding, whether of a similar character or otherwise.

        8.    Recapitalization Events.    In the event of stock dividends, spin-offs of assets or other extraordinary dividends, stock splits, combinations of shares, recapitalizations, mergers, consolidations, reorganizations, liquidations, issuances of rights or warrants and similar transactions or events involving the Company ("Recapitalization Events"), then for all purposes references herein to Common Stock or to Restricted Shares shall mean and include all securities or other property (other than cash) that holders of Common Stock of the Company are entitled to receive in respect of Common Stock by reason of each successive Recapitalization Event, which securities or other property (other than cash) shall be treated in the same manner and shall be subject to the same restrictions as the underlying Restricted Shares.

        9.    Notice.    Every notice or other communication relating to this Agreement shall be in writing, and shall be mailed to or delivered to the party for whom it is intended at such address as may from time to time be designated by it in a notice mailed or delivered to the other party as herein provided; provided, that, unless and until some other address be so designated, all notices or communications by Participant to the Company shall be mailed or delivered to the Company at its principal executive office, and all notices or communications by the Company to Participant may be given to Participant personally or may be mailed to Participant at his address as recorded in the records of the Company.

        10.    Severability.    In the event that any provision of this Agreement shall be held illegal, invalid, or unenforceable for any reason, such provision shall be fully severable and shall not affect the remaining provisions of this Agreement, and the Agreement shall be construed and enforced as if the illegal, invalid, or unenforceable provision had never been included herein.

        11.    Certain Restrictions.    By executing this Agreement, Participant agrees that Participant will enter into such written representations, warranties and agreements and execute such documents as the Company may reasonably request in order to comply with the terms of this Agreement or the Plan, or securities laws or any other applicable laws, rules or regulations.

        12.    Amendment and Termination.    Except as otherwise provided in the Plan or this Agreement, no amendment or termination of this Agreement shall be made by the Company that would adversely affect the rights of the Participant without the written consent of the Participant.

        13.    No Guarantee of Tax Consequences.    The Company makes no commitment or guarantee to Participant that any federal or state tax treatment will apply or be available to any person eligible for benefits under this Agreement.

        14.    Binding Effect.    This Agreement shall be binding upon and inure to the benefit of the successors to the Company and all persons lawfully claiming under Participant.

        15.    Governing Law.    The law of the State of Delaware shall govern all questions concerning the construction, validity and interpretation of the Plan and this Agreement, without regard to such state's conflicts of law rules.

        16.    Plan.    The terms and provisions of the Plan are incorporated herein by reference, and Participant hereby acknowledges receiving a copy of the Plan. In the event of a conflict or inconsistency between the terms and provisions of the Plan (other than such terms and provisions that are discretionary) and the provisions of this Agreement, the Plan shall govern and control.

        17.    Market Standoff Agreement.    If, prior to an initial public offering of the equity securities of the Company, the underwriters require that any officers and directors of the Company agree not to effect any disposition of any equity security of the Company or of any security convertible into or exchangeable or exercisable for any equity security of the Company (in each case, other than as part of such underwritten public offering), Participant agrees to the same during the 180-day period (or such longer period as may be reasonably requested by the underwriter of such offering) beginning on the effective date of such registration statement (except as a part of such registration).

[Signature Page Follows]

        IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by its duly authorized representative and Participant has executed this Agreement effective as of the Grant Date.

PINNACLE GAS RESOURCES, INC.	PARTICIPANT
By:
(Signature)	(Signature)
(Please print name)	(Please print name)
(Please print title)

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PINNACLE GAS RESOURCES, INC. AMENDED AND RESTATED STOCK INCENTIVE PLAN RESTRICTED STOCK GRANT AGREEMENT